Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
INTERFACE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations(1)	Other	$21,000,000	100%	$21,000,000	$0.00011020	$2,314.20
Total Offering Amounts							$2,314.20
Total Fees Offsets							--
Net Fees Due							$2,314.20
(1) The Deferred Compensation Obligations are general unsecured obligations of Interface, Inc. to pay up to $21,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Interface, Inc. Nonqualified Savings Plan II (the “Plan”).
(2) Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of the Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.